FOR IMMEDIATE RELEASE	Contact: George Bilek
847-827-9880

JUNO LIGHTING, INC.
ANNOUNCES RECORD THIRD QUARTER SALES AND THE LAUNCH OF MODULIGHT - AN INNOVATIVE COMMERCIAL LIGHTING SYSTEM.

Des Plaines, IL, September 22, 2003... Juno Lighting, Inc. (NASDAQ-JUNO) announced that for the quarter ended August 31, 2003 sales increased 14% to $52,033,000 compared to third quarter sales 2002 of $45,520,000. Net income available to common shareholders for the third quarter of 2003 was approximately $1,628,000 ($0.64 per common share on a basic and diluted basis), compared to net income available to common shareholders of $1,349,000 ($0.53 per common share on a basic and diluted basis) for the like period in 2002. Sales for the first nine months of fiscal 2003 increased 9% to $145,537,000 compared to $133,302,000 for the like period in 2002. Net income available to common shareholders for the first nine months of 2003 was approximately $3,077,000 ($1.21 per common share on a basic and diluted basis), compared to net income available to common shareholders of $314,000 ($0.13 per common share on a basic and diluted basis) for the like period in 2002.

The Company has recognized a one-time tax benefit of $1,300,000 during the third quarter as a result of the closing of certain tax years. In addition, in the third quarter of 2003 the Company recorded an unrealized loss of approximately $1,496,000 related to an interest rate swap compared to a net realized gain of $1,172,000 on the settlement of a similar interest rate swap recorded during the like period in 2002.

Juno Lighting, Inc. also announced the launch of Modulight - an innovative fluorescent lighting system. Modulight system benefits include significant installation cost savings, ease of use, improved safety and enhanced lighting layout flexibility. It is expected that Modulight will begin shipping to customers late this year.

Additionally, Juno announced the launch of nine new families of track lighting products targeted at the commercial and residential end markets. The products - carrying the sub-brands of Avio™ , Trapezia™ , Uno/Duo™ , and Gyrus™ - include low voltage, line voltage, pendants, and T5HO wall wash executions for a variety of accent and area lighting applications. The products feature leading edge styling and innovative designs intended to excite the end-markets and enhance Juno's position as a leader in track lighting.

The Company will conduct a conference call on September 22, 2003 at 3:30 p.m. Central Daylight Savings Time. Those interested may listen to the call by dialing 888-677-5723, pass code "JUNO" and leader "George Bilek".

Juno Lighting, Inc. is a leader in the design, manufacturing, and marketing of lighting fixtures for commercial and residential use. This press release contains various forward-looking statements that are not statements of historical events. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated, indicated or expected. Such risks and uncertainties include: economic conditions generally, levels of construction and remodeling activities, our ability to improve manufacturing efficiencies, disruptions in manufacturing or distribution, product and price competition, raw material prices, our ability to develop and successfully introduce new products, consumer acceptance of such new products, the ability of our new products to perform as designed when utilized by consumers, technology changes, patent issues, exchange rate fluctuations, and other risks and uncertainties. Juno undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

	(In Thousands Except Share Amounts)

	Third Quarter Ended,		Nine Months Ended,
	Aug. 31,	Aug. 31,	Aug. 31,	Aug. 31,
	2003	2002	2003	2002(B)

Net Sales	$52,033	$45,520	$145,537	$133,302

Interest Expense	3,788	4,121	11,922	12,801

Income Before Taxes	5,189	6,393	16,514	13,159

Net Income	4,548	4,046	11,664	8,247

Preferred Stock Dividend	2,920	2,697	8,587	7,933

Net Income Available to
Common Shareholders	1,628	1,349	3,077	314

EBITDA (A)	11,969	10,879	32,879	28,547

Net Income Per
Common Share
Basic	$0.64	$0.53	$1.21	$0.13
Diluted	$0.64	$0.53	$1.21	$0.13

Average Number of
Outstanding Shares
Basic	2,552,263	2,522,248	2,538,626	2,509,115
Diluted	2,552,263	2,522,248	2,538,626	2,509,115

(A )

EBITDA represents earnings before (a) taxes on income, (b) interest expense, (c) interest, dividend, and other miscellaneous income, (d) depreciation and amortization, (e) deferred compensation and (f) other non-cash charges. The non-cash charges referred to in the above reconciliation primarily related to the amortization of a step up in the inventory value of an acquired subsidiary. EBITDA is not a calculation prepared in accordance with generally accepted accounting principles and, because all companies do not calculate EBITDA identically, the presentation of EBITDA herein is not necessarily comparable to similarly entitled measures of other companies. The reconciliation of EBITDA is set forth in the table below. Additionally, EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles. However, EBITDA data are included because management understands that such information is considered by certain investors as an additional basis on which to evaluate Juno's ability to pay interest, repay debt and make capital expenditures. We also use EBITDA as an integral part of internal reporting to evaluate management team performance and to monitor compliance with certain financial covenants in our credit agreements.

(B )	Results for the nine month period ended August 31, 2002 include $3.05 million of one-time expenses incurred in connection with a proposed major acquisition that was not consummated.

EBITDA Reconciliation (unaudited)
	Three Months		Nine Months Ended
	August 31,		August 31,

(In Thousands)	2003	2002	2003	2002

Net Income	4,548	4,046	11,664	8,247

Add Back (Subtract):
Income Taxes	641	2,347	4,850	4,912
Interest Expense	3,788	4,121	11,922	12,801
Loss (gain) on Interest Rate Swap	1,496	(1,172)	(194)	(1,926)
Interest and Royalty Income	(123)	(3)	(185)	(67)
Depreciation and Amortization	1,487	1,540	4,373	4,543
Deferred Compensation and Other Non-Cash Charges	132	0	449	37

EBITDA	11,969	10,879	32,879	28,547